UOB 大华银行

United Overseas Bank Limited
HEAD OFFICE
80 Raffles Place UOB Plaza
Singapore 048624
Tel (65) 6533 9898 Fax (65) 6534 2334
uobgroup.com
Co. Reg. No. 193500026Z

Ref. : RST/20/0-00006046/002/HS/ec

30 December 2020

CUSTOMER'S COPY

PRIVATE & CONFIDENTIAL

JCS-Echigo Pte Ltd
3 Woodlands Sector 1
Singapore 738361

Dear Sirs,

REVISED BANKING FACILITIES

We ("the Bank") are pleased to offer you the following revised banking facilities for your use subject to the terms and conditions stated herein and subject also to the Standard Terms and Conditions Governing Banking Facilities, Standard Terms and Conditions Governing Foreign Exchange Transactions and Risk Disclosure Statement annexed to this Facility Letter (collectively "the Standard Terms"). In the event of any inconsistency between the terms and conditions herein and the Standard Terms, the terms and conditions herein shall prevail.

1. <u>LINE OF CREDIT</u>

S$13,758,680-00 : **Singapore Dollars Thirteen Million Seven Hundred And Fifty Eight Thousand Six Hundred And Eighty Only**

US$432,719-00 : **United States Dollars Four Hundred And Thirty Two Thousand Seven Hundred And Nineteen Only**

<u>Within Line</u>

S$792,000-00 : Being approximate outstanding principal sum for existing Commercial Property Loan **(CPL)** granted to you in the Bank's previous Facility Letter(s), duly accepted by you. Unless varied herein, all other terms and conditions (where applicable) as stated therein shall remain unchanged.

S$4,345,000-00 : Being approximate outstanding principal sum for existing Term Loan **(TL3)** granted to you in the Bank's previous Facility Letter(s), duly accepted by you. Unless varied herein, all other terms and conditions (where applicable) as stated therein shall remain unchanged.

S$199,000-00 : Being approximate outstanding principal sum for existing Term Loan **(TL4)** granted to you in the Bank's previous Facility Letter(s), duly accepted by you. Unless varied herein, all other terms and conditions (where applicable) as stated therein shall remain unchanged.

S$8,000,000-00 : For revised Money Market Loan **(MML)**.

Unless varied herein, all other terms and conditions (where applicable) as stated in the Bank's previous Facility Letter(s) duly accepted by you shall remain unchanged.

Interest shall be charged at 1.50% per annum over the Bank's Cost of Funds as determined by the Bank on the day of transaction or at such other rate at the sole discretion of the Bank.

MML Reduction Schedule
The MML is repayable on demand and if not demanded earlier, shall be reduced and grounded at S$5,000,000-00, in accordance to the following schedule:-

Reduction Date	Reduction Amount	Revised Limit
30 December 2020	S$500,000-00	S$7,500,000-00
30 July 2021	S$2,500,000-00	S$5,000,000-00

No further advice on the reduction will be given on the respective due date.

US$172,719-00 : Being existing Premium Financing Loan **(PFL-USD)** granted to you on the terms and conditions as stated and referred to in the Bank's previous Facility Letter(s), duly accepted by you. Unless varied herein, all other terms and conditions (where applicable) as stated and referred to in the Bank's previous Facility Letter(s) shall remain unchanged.

US$260,000-00 : For establishing irrevocable sight and/or usance Letters of Credit **(LC)** up to 90 days covering your imports to Singapore.

The commission payable to the Bank shall be at the Bank's standard rate on the full amount of the Letter of Credit to be issued and for its full duration subject to the Bank's prevailing minimum commission.

Special Condition
The LC line shall be restricted to Tech Corporation Co., Ltd.

(US$260,000-00) : For Trust Receipts **(TR)** financing up to 30 days for:-

(i) Import Bills and/or Term Bills under the Bank's Letters of Credit;
(ii) Inward Bills for Collection under documents against payment and/or acceptance up to 30 days; and
(iii) Invoices against cash payment and/or term payment up to 30 days.

Interest shall be charged at:

(i) 2.00% per annum over the Bank's Cost of Funds or 2.00% per annum over the applicable SWAP Offer Rate as determined by the Bank on the day of transaction, whichever is the higher or at such other rate at the sole discretion of the Bank, for all Singapore Dollar denominated bills; or

(ii) 2.00% per annum over London Inter Bank Offer Rate (LIBOR) prevailing from time to time or 2.00% per annum over the Bank's Cost of Funds as determined by the Bank on the day of transaction, whichever is the higher, or at such other rate at the sole discretion of the Bank, for all foreign currency denominated bills.

This is to be operated within the above Letters of Credit line.

S$362,680-00 : For issuing Performance Guarantee **(PG)** in favour of SMRT Corporation Ltd, SFI Manufacturing Pte Ltd, Spring Singapore and/or parties and on terms and conditions acceptable to the Bank.

The commission payable to the Bank shall be at the Bank's current standard rate on the full amount of the Performance Guarantee to be issued and for its full duration subject to the Bank's prevailing minimum commission.

Terms Applicable to PG

Issuance of PG in favour of Spring Singapore shall be up to a maximum guarantee period of 9 months (to be extended by 3 months in the event of delay of collections).

Terms Applicable to Trade Facilities

Each application for drawdown under the trade facilities is subject to the Bank's terms and approval.

S$60,000-00 : For establishing a credit limit for your Credit Card **(CC)**.

Not Within Line

S$1,500,000-00 : For foreign exchange **(FX)** transactions or contracts up to a maximum tenor of 9 months subject to market availability of currencies.

This FX Facility shall be used for hedging FX exposures related to your business. In addition, you shall at the Bank's request provide additional security acceptable to the Bank.

2. SECURITIES

The banking facilities and all moneys and liabilities (whether actual, contingent or otherwise) owing or payable by you from time to time shall be secured by the following in form and substance satisfactory to the Bank:-

2.1 Existing First Legal Mortgage (Open) over the following properties:-

(i) 3 Woodlands Sector 1 Singapore 738361 ("the Property"); and
(ii) 17 Woodlands Sector 1 Singapore 738354 ("the Property").

2.2 Existing Legal Assignment of Life Policy executed by you in respect of Hong Bee Yin, the third party life assured ("Life Assured") for a sum assured of not less than US$1,000,000-00 ("the Policy").

2.3 Existing Personal Guarantee for S$3,430,000-00 executed by Hong Bee Yin.

The Securities provided under this Facility Letter shall also secure all other moneys owing by you to the Bank from time to time including but not limited to all credit card liabilities.

3. AVAILABILITY/CONDITIONS PRECEDENT

The revised banking facilities shall be available for your use upon acceptance of this Facility Letter and subject to completion of further legal documentation and fulfilment of such other conditions precedent as the Bank may require.

4. TERMS APPLICABLE TO MML

4.1 Purpose

The MML is granted to finance your working capital requirements and shall be disbursed into your current account maintained with the Bank.

4.2 Drawdown

4.2.1 Subject to the availability of funds, the MML shall be drawndown in one or more tranches in multiples of S$10,000-00, subject to a minimum of S$250,000-00 (for interest period ≥ 3 months) or S$500,000-00 (for interest period < 3 months) per drawdown and by giving the Bank 3 business days' written notice prior to the date of your proposed drawing, provided always that at any one time the aggregate principal sum of all drawings made under the MML and remaining undrawn shall not exceed the MML limit applicable at that time.

4.2.2 Each drawing shall have an interest period of 1, 3 or 6 months as may be mutually agreed with the Bank. The last day of each interest period shall hereinafter be called "Maturity Date".

4.2.3 On the Maturity Date of each drawing, you may roll over the drawing for another term of 1, 3 or 6 months subject to the following:-

(i) the Bank's prior approval and upon such terms and conditions as the Bank may require;
(ii) the availability of funds;
(iii) the limit of the MML not being exceeded.

If the Bank does not receive your request for roll over of any drawing or if your request is not received in time, the Bank may require repayment of that drawing or may roll over the drawing in the same currency and for such term and interest rate as the Bank may decide. If the drawing is in a currency other than the currency of the MML, the Bank shall have the right to convert the accrued interest on the drawing to the currency of the MML at the Bank's prevailing rate of exchange and debit the same to your account.

4.3 **Repayment**

4.3.1 Interest

Interest shall be payable in arrears on the Maturity Date of each drawing under the MML provided that if the interest period is more than 3 months, interest shall be payable in arrears every quarter during that interest period and on the last day of that interest period.

Principal

Each drawing under the MML shall be repayable in full on the Maturity Date unless it is rolled over for another interest period in accordance with the terms above. If a drawing is rolled over, the amount rolled over shall be deemed to be a fresh drawing and used to repay the drawing which has matured.

4.3.2 If the Maturity Date falls on a Saturday, Sunday or Public Holiday, the MML shall be repaid on the next succeeding day in which banks in Singapore are open for business.

4.3.3 Notwithstanding anything herein, the Bank may cancel and demand immediate repayment of all or any part of the MML at any time without prior notice.

4.3.4 All principal and interest payments shall be debited to your account on the date(s) due for payment, notwithstanding that such debiting may cause your account to be overdrawn.

4.4 **Prepayment**

Unless otherwise agreed to by the Bank, the MML drawings cannot be prepaid. The Bank may allow prepayment subject to your payment of all costs and loss incurred and/or suffered by the Bank as a result of any prepayment including any break-funding costs. The Bank shall be entitled to debit any of your accounts for all such costs and loss.

5. TERMS APPLICABLE TO THE POLICY

5.1 For as long as any banking facility is offered or remains outstanding, if any one or more of the following events occur:-

(a) the rating on the insurer falls below what the Bank considers to be an acceptable rating;

(b) the cash surrender value of the Policy is lower than what the Bank considers to be an adequate security margin;

(c) the Policy is cancelled within the free-look period of the Policy;

(d) the Policy is terminated for any reason (including, as a result of the death of the Life Assured);

(e) any payment is made under the Policy (including, a payment for accelerated terminal illness); or

(f) any other event that results in the lapsing, termination, or any payment out, of the Policy,

the Bank shall have the right to review the banking facilities and without prejudice to any other rights that the Bank may have, to:

(i) reduce the credit limits and/or withhold further disbursement; and/or

(ii) require prepayment of such amount as the Bank deems fit; and/or

(iii) require additional securities acceptable to the Bank to be furnished within 7 days of the Bank's notice made orally or by fax to you; and/or

(iv) take any action which the Bank is entitled to take under this Facility Letter, the Standard Terms or the law, including the right of set-off.

5.2 You shall not change the Life Assured under the Policy except with the prior written consent of the Bank.

Notwithstanding anything in this Facility Letter, the Bank may, if it deems fit, require that the Life Assured under the Policy be changed to a person acceptable to the Bank. Such change shall be on terms acceptable to the Bank. The costs of effecting such change shall be borne by you.

5.3 You agree and accept that a loss may be suffered on the difference between the amount of accumulated value and surrender value payable under the Policy if it becomes necessary for the Bank to surrender the Policy and will not hold the Bank responsible for the loss.

大華銀行

6. FIRE INSURANCE

You shall insure the Properties with United Overseas Insurance Limited ("UOI") (subject to UOI's acceptance of the risk) or such other insurance company approved by the Bank, against such risks and for such amount and on such terms as the Bank may require. As the Bank will incur increased costs in following up on insurance for such Properties that are not insured with UOI, you shall pay the Bank an administrative fee of S$200-00 per year (or such other amount the Bank may specify from time to time) for each such non-UOI insurance policy with respect to such Properties to compensate for such increased costs. The Bank may deduct such fee(s) from any of your accounts.

You shall keep the Bank informed of any renovation/refurbishment works to be done to the Properties ("the Works"). In the event the Works are to be proceeded with, you shall, in addition to the insurance policy referred to above, take up and maintain a Contractor's All-Risk Policy for the Works ("CAR Policy") with UOI (subject to UOI's acceptance of the risk), or such other insurance company approved by the Bank, against such risks and for such amount and on such terms as the Bank may require.

All insurance policies must contain mortgagee, non-cancellation and loss payable clauses and shall be endorsed in the Bank's favour, and shall be renewed and remain in full force at all times, and shall not be amended without the prior written approval of the Bank. The originals of the insurance policies must be lodged with the Bank to evidence continuity of insurance.

You irrevocably authorise the Bank to forward your application for insurance on your behalf and to disclose to the insurance company any information whatsoever about yourself and the security for any purpose in connection with the insurance policies. Although the Bank will forward your application for insurance on your behalf to UOI for their consideration, please note that you remain solely responsible for effecting the necessary insurance coverage.

If the Bank does not receive satisfactory evidence that you have obtained the necessary insurance, the Bank shall be entitled (but not obliged) to arrange for insurance cover and to debit any of your account(s) for payment of the insurance premium due from time to time.

7. PROPERTY USAGE

(i) You shall at all times use and occupy the Property for your own business use and for no other purpose except with the prior written consent of the Bank.

(ii) For so long as the banking facilities are outstanding with the Bank, you shall seek the Bank's prior written consent if you intend to rent out, sublet, license or part with possession of the Property or any part thereof, failing which the Bank shall have the right to recall, cancel and/or vary the terms of the banking facilities without notice to you. You shall give the Bank a copy of the proposed tenancy agreement for the Bank's consideration.

8. SECURITY MARGIN

Without prejudice to Clause 5 of the Bank's Standard Terms and Conditions Governing Banking Facilities, the total outstanding or the limit of banking facilities (excluding Hire Purchase facility) shall not at any time exceed 70% of the market value of the Property mentioned in Clause 2.1(i) and 2.1(ii), otherwise you will have to top up by providing additional collateral acceptable to the Bank and/or reduce the outstanding or facility limit within such period as the Bank may in its absolute discretion determine and notify to you.

The Bank may in its absolute discretion value the Property and any other securities held by the Bank and it reserves the right to call for valuation thereof at any time and such valuation shall be final and conclusive. All expenses, fees and charges incurred shall be borne by you.

9. NEGATIVE PLEDGE

You shall not, without the Bank's prior written consent, create or permit to arise or subsist any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment or any other encumbrance whatsoever over any of your properties and assets or any part thereof both present and future, whatsoever and wheresoever situate or factor any of your accounts receivables, except in favour of the Bank.

10. ABORTIVE FEE

If, after acceptance of this Facility Letter the additional amount of MML granted under this Facility Letter is aborted before the line of credit is available for drawdown, you shall pay an abortive fee of 1.50% on the total amount aborted.

11. FACILITY FEE

A non-refundable facility fee of S$2,000-00 is payable upon implementation of the additional MML limit of S$2,500,000-00 and shall be debited from your current account maintained with the Bank or such other mode acceptable to the Bank.

12. ANNUAL FEE

An annual fee of S$1,500-00 (or such other amount as the Bank may specify from time to time) shall continue to be payable on the same date as your current annual fee payment date and each anniversary thereof, as long as the Bank continues to extend banking facilities to you. This annual fee shall be debited from any of your accounts with the Bank notwithstanding that such debiting may cause such account(s) to be overdrawn.

銀大
行華

13. COVENANT

So long as any sum remains or may be outstanding under the banking facilities, there shall be no direct or indirect change of control in the shareholding or management of your company, as determined by the Bank in its absolute discretion. In the event of a change, prior written consent from the Bank shall be required and the Bank shall be entitled to impose such terms and conditions as it deems fit, including the levying of a charge equivalent to the prepayment fee or such other amount as may be advised by the Bank.

Your compliance with the above covenant will be assessed during the Bank's periodic review of the account.

14. OTHER TERMS & CONDITIONS

(i) Operating Account, Cash Management Activities and Banking Transactions

You shall maintain at least an operating account (the "Account") with the Bank for the purposes of all your banking transactions for so long as any sum remains owing or unpaid under the banking facilities. You will:-

(a) utilize the services provided by the Bank in connection with the Account and conduct your banking transactions through the Bank using the Account; and

(b) channel all your cash management activities and banking transactions (including, but not limited to, transactions pursuant to treasury requirements, payments and collections, trade collections and export letters of credit), and the cash balances that come with it, to the Bank.

(ii) Bank's Right of Review

Notwithstanding anything herein, the banking facilities and covenants (if any) are subject to review by the Bank at any time at the Bank's absolute discretion.

In this connection, you shall (and shall procure that the Corporate Guarantor (if any) shall) forward to the Bank the audited annual financial reports immediately upon receipt from the auditors for each financial year. Upon the review of the banking facilities and covenants (if any), the Bank shall have the right at the Bank's absolute discretion to vary, modify, terminate, reduce, suspend or cancel any of the banking facilities and/or to demand immediate repayment of all moneys and liabilities owing to the Bank under the banking facilities (whether actual, contingent or otherwise).

Provided that the Bank will not demand immediate repayment of the CPL/TL3/TL4 unless otherwise provided in this Facility Letter or the Standard Terms or if there is a breach of any term or condition of any document executed (whether for the provision of security or otherwise) in connection with or arising from this Facility Letter.

(iii) For the avoidance of doubt, the Bank may impose such terms and conditions and/or levy such fees as it deems fit for any consent and/or waiver sought from the Bank in relation to any of the terms and conditions of the banking facilities.

銀大
行華

Save as expressly mentioned herein all other terms and conditions mentioned in all the Bank's previous Facility Letter(s) shall remain unchanged and continue to be binding on you.

If the terms and conditions of this Facility Letter are acceptable to you, please confirm your acceptance by delivering to the Bank:-

(i) the duplicate of this Facility Letter with the acceptance portion duly signed by your authorized signatory(ies);

(ii) an up-to-date copy of your Constitution certified as a true copy by any director or company secretary or such person acceptable to the Bank;

(iii) an extract of your Board Resolution (a sample resolution is attached hereto for your adoption) certified as a true copy by two directors or by a director and the company secretary unless your Constitution provide for certification by a director or the company secretary singly;

all within 14 days from the date hereof, failing which this offer shall lapse, unless otherwise agreed by the Bank.

In the event that this Facility Letter is not accepted by you within 14 days from date hereof, this offer shall lapse, unless otherwise agreed by the Bank and all terms and conditions mentioned in the Bank's previous Facility Letter(s), which have been accepted by you shall remain unchanged and continue to be binding on you.

If you require any clarification, please call your Senior Business Manager, Ray Yong Chee Long at 65392205.

We are pleased to be of service to you.

Yours faithfully
for United Overseas Bank Limited

Jacquline Chow Chung Shan
UOB Commercial Banking

Wilson Tan Boon Kiat
Executive Director
Industry Group Head
Commercial Banking Sector

銀大
行華

大华银行

Ref. : RST/20/0-00006046/002/HS/ec

NOTICE ON CHANGES TO INTEREST RATE BENCHMARKS (the "Notice")

Enclosed herewith is a copy of the Notice which is for your information only. It is to inform you of upcoming changes to interbank offered rates (IBORs) such as London Interbank Offered Rate (LIBOR) and certain other interest rate benchmarks such as Singapore Dollar Swap Offer Rate (SOR).

Kindly note that the Notice does not form part of the terms and conditions governing the banking facilities granted by the Bank to you, as detailed above.

銀行大華

Ref. : RST/20/0-00006046/002/HS/ec

ACCEPTANCE

To: UNITED OVERSEAS BANK LIMITED

1. We hereby accept your above offer of banking facilities and acknowledge receipt of a copy of the Standard Terms and Conditions Governing Banking Facilities (ref: CR-133.2 (R8.19)), Standard Terms and Conditions Governing Foreign Exchange Transactions (ref: EX-99 (R10.17)) and Risk Disclosure Statement (ref: EX-100 (R10.17)).

2. By accepting your above offer of the FX Facility:

   (a) we confirm that we have read and fully understand and agree to the Standard Terms and Conditions Governing Foreign Exchange Transactions;

   (b) we confirm that we have read the Risk Disclosure Statement carefully, in particular, paragraphs 1 to 4 thereof, and have considered and are fully aware of and accept the risks involved in utilizing the FX Facility for Foreign Exchange Transactions which means any foreign exchange transaction of whatsoever nature, between the Bank and the Customer, including without limitation any spots, forwards, currency options, non-deliverable swaps and non-deliverable forwards; and

   (c) we covenant to use the FX Facility only to hedge FX exposures arising in the course of our business and agree that you are under no obligation to ensure it is so used.

3. We hereby consent to the Bank's disclosure of any information whatsoever concerning any matter or transaction in relation to any banking facility from time to time granted by the Bank, any security relating thereto and any information whatsoever regarding our accounts or affairs in accordance with the Bank's right of disclosure provided in this Facility Letter and the Standard Terms.

4. We enclose herewith a certified true extract of our Board Resolution accepting the above offer,

   ☐ as well as an up-to-date copy of our Constitution, certified as a true copy.

   OR

   ☐ and confirm that no amendment has been made to our Constitution since the last time that we provided a certified true copy of our Constitution to the Bank.

5. We authorise the Bank to debit all commissions, costs, fees, charges and expenses (including but not limited to instalment payments, capital repayments and interest thereon) from our account no. 908 3407 162 or any other account(s) which we have or may have with the Bank.

Signed for and on behalf of JCS-Echigo Pte Ltd
Date: 06 JAN 2021

United Overseas Bank Limited
HEAD OFFICE
80 Raffles Place UOB Plaza
Singapore 048624
Tel (65) 6533 9898 Fax (65) 6534 2334
uobgroup.com
Co. Reg. No. 193500026Z

NOTICE ON CHANGES TO INTEREST RATE BENCHMARKS (CORPORATE)

This Notice is for your information only and does not in any way change the terms and conditions governing your relationship with the Bank.

As a customer of United Overseas Bank Limited, its branches and/or subsidiaries (the "**Bank**"), or as you are about to enter into a product relationship with us (for example a loan, deposit, derivative, foreign exchange transaction, bond, credit facility or other financial product), or as you may trade or enter into a transaction involving one or more of such products with us, we wish to inform you of upcoming changes to the London Interbank Offered Rate ("**LIBOR**")[1] and certain other interest rate benchmarks that are or may be impacted.

Interest rate benchmarks, such as LIBOR, are widely used to determine a variety of payments (including interest) under many forms of financial products. These interest rate benchmarks have been subject to continuing global regulatory reforms for many years, and most recently, the Financial Conduct Authority of the United Kingdom ("**FCA**") announced that it does not intend to compel or encourage panel banks contributing to the calculation of LIBOR to continue doing so beyond 2021. This is widely expected to result in the phasing out of LIBOR after 2021. In light of this, the FCA and other regulators are encouraging market participants to cease using LIBOR and to transition to using alternative interest rate benchmarks, particularly nearly risk-free rates ("**RFRs**"), in replacement of LIBOR[2].

Certain other interbank offered rates ("**IBORs**") are currently being reformed as well and, in some instances, may also be discontinued and replaced by, or used alongside, relevant RFRs.

In Singapore, the Singapore Dollar Swap Offer Rate ("**SOR**") is an interest rate benchmark that will be affected by the expected discontinuation of LIBOR as it uses USD LIBOR as a constitutive component in its computation.

What are RFRs?

RFRs are overnight interest rates which are regarded by the FCA and other regulators to be more robust than LIBOR and other IBORs. RFRs differ from IBORs in various ways: unlike IBORs for instance, they do not incorporate a bank credit risk premium and term premium. As a result, if an RFR is used in place of an IBOR in a product (for example, by specifying such RFR within the contractual terms of the product as a "fallback" (i.e. the RFR replaces the affected IBOR upon specified events, such as the cessation of the affected IBOR), or by amending the contractual terms of the product to substitute references to the affected IBOR with references to such RFR etc.), this may impact payments under, and/or the value of, the product concerned.

Hedging arrangements (particularly those associated with IBOR referencing liabilities and/or assets) may also be affected. For instance, basis risk could arise if the interest rate benchmarks for such hedging arrangements and their related cash products are not aligned (for example, if they are based on different interest rate benchmarks or transition to RFRs at different times).

What is the Bank doing?

In Singapore, the Bank is working closely with the industry-led Steering Committee for SOR Transition to SORA ("**SC-STS**") established by the Monetary Authority of Singapore ("**MAS**") and other industry groups collectively, with an aim to achieve an orderly transition from SOR to the Singapore Overnight Rate Average ("**SORA**").

The Bank is also preparing for the discontinuation of LIBOR by identifying its products where LIBOR is being used, engaging with customers and market participants on the consequences of LIBOR's discontinuation, considering the implementation of "fallback" provisions, contract repapering and other migration options etc., in taking steps for the transition to RFRs and/or other alternative rates.

---

1 LIBOR is an interest rate benchmark administered by ICE Benchmark Administration Limited.

2 Source: Speech by Andrew Bailey, Chief Executive of the FCA, 12 July 2018, available via the following html link: https://www.fca.org.uk/news/speeches/interest-rate-benchmark-reform-transition-world-without-libor.

UOB

Next Steps

We may contact you further, in time to come, to discuss contingency and transitional arrangements as market conventions and industry solutions, among other things, develop. If you hold a syndicated product, you may also be contacted by other lenders and/or the facility agent of such product in respect of the implementation of "fallback" or other transitional provisions for LIBOR/IBORs.

In the interim, you are strongly advised to raise awareness of the contents of this Notice internally with your relevant stakeholders and/or with the finance, treasury and legal functions within your group, to keep up-to-date with developments and to seek independent professional advice on the potential impact of the discontinuation of LIBOR/IBORs on your products, trades and/or other transactions with the Bank, and on your business in general. Given that there are various operational differences between LIBOR/IBORs and RFRs, the transition from LIBOR/IBORs to RFRs will likely require adjustments to the operational systems of market participants (which may include you) in order to cater for such differences. The different anticipated timelines for the transition of various product markets may also potentially impact how you manage your products and business in the interim adjustment period.

Should you wish to obtain further information, you can refer to the following:

GBP: The Sterling Working Group's communications working group on LIBOR transition publishes updates on the Bank of England's website at: https://www.bankofengland.co.uk/markets/transition-to-sterling-risk-free-rates-from-libor;

USD: The Alternative Reference Rates Committee convened by the US Federal Reserve Board of Governors and the New York Fed publishes updates on transition on the New York Fed website at: https://www.newyorkfed.org/arrc/;

JPY: The Cross-Industry Committee on Japanese Yen Interest Rate Benchmarks, established to facilitate the selection and use of JPY interest rate benchmarks, publishes updates at: https://www.boj.or.jp/en/paym/market/jpy_cmte/index.htm/;

EUR: The working group on euro risk-free rates was established to identify and recommend risk-free rates that could serve as a basis for an alternative to current benchmarks such as EONIA, EUR LIBOR and EURIBOR. Further information can be found at: https://www.ecb.europa.eu/paym/initiatives/interest_rate_benchmarks/WG_euro_risk-free_rates/html/index.en.html;

CHF: The National Working Group on Swiss Franc Reference Rates (NWG) is the key forum for considering proposals to reform reference interest rate benchmarks in Switzerland. Further information can be found at: https://www.snb.ch/en/ifor/finmkt/fnmkt_benchm/id/finmkt_reformrates; and

SGD: The Association of Banks in Singapore and the Singapore Foreign Exchange Market Committee have identified SORA as the recommended replacement benchmark in place of SOR. SORA has been published by MAS since 2005 and is a robust benchmark that is underpinned by a deep and liquid overnight interbank funding market. Further information can be found at: https://abs.org.sg/benchmark-rates/sor-to-sora.

You may also refer to the Bank's website https://www.uobgroup.com/uobgroup/ibor-transition/index.page for an overview of the IBOR transition as well as frequently asked questions.

We encourage you to consider the above and also the implications for your business, for example, those relating to operations, systems, cash management processes, accounting treatment, regulatory issues, legacy financial products that do not transition to RFRs, and the potential impact on your future liquidity and hedging transactions and requirements.

Please note that this Notice is for information only, and is not intended to be complete or exhaustive with respect to the subject matter hereof. The Bank is not providing any form of advice or recommendation in this Notice, nor is it assuming any responsibility in rendering any advice or providing any recommendation. If you wish to receive advice on any aspect of LIBOR and/or IBORs and/or RFRs as well as the potential implications to you thereto as the same may affect your products, transactions and trades with the Bank and/or otherwise, you should seek such advice independently from your own professional advisers/experts.